EXHIBIT 2.3

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger ("Agreement") is entered into on this ___________ day of July 2005 (the "Execution Date"), by and betweent Reality Wireless Networks, Inc., a Nevada corporation ("Reality "), Reality Acquisition, Inc., a Washington corporation ("Acquisition Sub"), and Arabian Recab for Trading Co., a corporation duly incorporated under the laws of Saudi Arabia ("Arabian Recab").

                                    RECITALS

A. Reality wishes to merge with Arabian Recab the ("Merger"), on the terms and conditions set forth in this Agreement; and

B. Upon consummation of the Merger (defined in Section 1.2 below), Acquisition Sub shall merge with and into Arabian Recab, and Arabian Recab shall become a wholly-owned subsidiary of Reality; and

C. Existing owners of Arabian Recab shall receive shares of common stock of Reality as provided herein; and

D. All issued and outstanding Arabian Recab capital and ownership rights ("Recab Rights") (other than shares to be canceled in accordance with Section 1.1(b)) shall be converted into fully paid and nonassessable shares of common stock, par value $0.001 per share, of Reality representing, on a pro rata basis, approximately 98% of the fully diluted number of shares of common stock of Reality to be issued and outstanding immediately after Closing (the "Reality Shares"). As of the Effective Time (defined in Section 1.2), all outstanding Recab Rights shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of an Recab Rights shall cease to have any rights with respect thereto, except the right to receive the portion of the Reality Shares to be issued in consideration therefore in accordance with this Agreement.

E. It is the intent of the parties that the Merger qualify as a tax-free corporate reorganization under Section [368(a)(2)(E)] of the Internal Revenue Code of 1986, as amended (the "Code").

Accordingly, the parties hereby agree as follows:

1. MERGER.

1.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of Recab Rights or any shares of capital stock of Acquisition Sub:


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(a) Capital  Stock of  Acquisition  Sub.  Each issued and  outstanding  share of capital stock of Acquisition Sub shall be converted into one share of Treasury Stock of Arabian Recab.

(b) Cancellation of Treasury Stock of Arabian Recab owned by Arabian Recab. Each share of Arabian Recab that is owned by Arabian Recab shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore.

(c) Conversion of the Recab Rights. All Recab Rights (other than shares to be canceled in accordance with Section 1.1(b)) shall be converted into fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Reality Shares necessary to give effect to the relative ownership of Reality Shares by Arabian Recab Share holders expressed above in Recital D. As of the Effective Time, all the Recab Rights shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Recab Rights shall cease to have any rights with respect thereto, except the right to receive the portion of the Reality Shares to be issued in consideration therefore in accordance herewith.

1.2 Articles of Merger. The Merger shall be effectuated at the Effective Time pursuant to the Articles of Merger ("Articles of Merger") filed in accordance with applicable provisions of Saudi Arabia, Washington law and Nevada (the "Applicable Law"). The Articles of Merger shall be filed together with any other filings or recordings required by the Applicable Law in connection with the Merger as soon as practicable after the Closing (as defined below in Section 2.1). The term "Effective Time" as used in this Agreement means the time at which the Merger becomes effective under the laws of Washington and shall occur as soon as practicable following the 20th day after Reality 's filing of
Schedule 14C in definitive form that has been approved by the Securities and Exchange Commission (the "SEC"), which shall be filed, in part, in connection with the necessary Reality shareholder approval, of this Agreement, in definitive form (the "Schedule 14C," further described below").

1.3 Procedure. Each and all of the Recab Rights outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, be exchanged for a certificate or certificates evidencing ownership of the applicable number of the Reality Shares. At the Closing (as defined below in Section 2.1) Recab Rights shall cease to be outstanding and shall be converted into and exchanged for the Reality Shares. The Reality Shares exchanged for Recab Rights shall be referred to herein as the "Closing Shares".

1.4 Name Change. At the Effective Time, the articles of incorporation of Reality shall be amended such that the name "Reality , Inc." shall become "Recab International Inc."

2. CLOSING AND SUBSEQUENT CONDITIONS.

2.1 Date, Time and Place of Closing. The Merger contemplated by this Agreement shall take place at a closing to be held at The Otto Law Group, PLLC, and shall be deemed effective upon the execution of this Agreement (the "Closing"), and shall remain subject to completion and satisfaction of certain conditions subsequent to the Closing (the "Conditions Subsequent"). The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."


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2.2 Arabian Recab Conditions Subsequent.  Following the Closing and prior to the
Effective Time, unless otherwise stated herein, Arabian Recab shall deliver the following documents to Reality (collectively, the "Arabian Recab Closing Documents"):

      2.2.1 Arabian Recab Share Certificates. Certificates, or equivalent documentation thereof, representing all of Recab Rights;

      2.2.2 Articles of Merger. The Articles of Merger (to be prepared by the Otto Law Group, PLLC (the "OLG")) to be filed with the state of Washington and, in necessary, under applicable provisions under the laws of Saudi Arabia, executed by Arabian Recab;

      2.2.3 Arabian Recab Officer's Certificate. A certificate (to be prepared by the OLG with the assistance of Arabian Recab)) dated as of the Closing Date executed by a duly authorized officer of Arabian Recab certifying that all necessary actions have been taken by Arabian Recab's shareholders and directors to authorize the transactions contemplated by this Agreement and that all representations and warranties made by Arabian Recab in this Agreement are complete and correct in all material respects as of the Closing Date as if made on the Closing Date;

      2.2.4 Resolutions. Copies of signed resolutions of the board of directors and the shareholders of Arabian Recab approving the Merger with Acquisition Sub and Arabian Recab Inc. and the execution by Arabian Recab of this Agreement;

      2.2.5 Appraisal Rights.In the event that shareholders of Arabian Recab are entitled to "appraisal rights" pursuant to the laws of Saudi Arabia or Washington law, copies of all written appraisal notices and forms sent by Arabian Recab to the shareholders of Arabian Recab as required by Saudi Arabia or Washington law, including any waiver of "appraisal rights" by Arabian Recab Shareholders;

      2.2.6  Other   Documents  and   Instruments.   Such  other  documents  and
instruments as Reality 's counsel may deem to be necessary or advisable to effect the transactions contemplated by this Agreement.

2.3 Reality Closing Documents. Following the Closing and prior to the Effective Time, Reality shall deliver or cause to be delivered to Arabian Recab the following documents (collectively, the "Reality Closing Documents"):

      2.3.1 Articles and Certificate of Merger. The Certificate of Merger to be filed with the State of Washington, executed by Reality and Acquisition Sub, respectively;

      2.3.2 Reality Share Certificates. Executed minutes of a special meeting of the board of directors of Reality authorizing the issuance of one or more stock certificates in the name of each of Arabian Recab Shareholders representing such Arabian Recab Shareholder's ownership of the Reality Shares;


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      2.3.3  Good  Standing  Certificate.  A  certificate  issued by the  Nevada
Secretary of State indicating that Reality is qualified and in good standing within such jurisdiction and a certificate issued by the Washington Secretary of State indicating that the Reality Acquisition, Inc., is qualified and in good standing within such jurisdiction;

      2.3.4 Reality Officer's Certificate. A certificate dated as of the Effective Time executed by a duly authorized officer of Reality certifying that all necessary actions have been taken by Reality 's officers and directors to authorize the transactions contemplated by this Agreement and that all representations and warranties made by Reality in this Agreement are complete and correct in all material respects as of the Closing Date as if made on the Closing Date;

      2.3.5 Resolutions. Copies of signed resolutions of the board of directors and documented evidence of shareholders of Reality approving the Merger with;

      2.3.6 Appraisal Rights.In the event that shareholders of Reality are entitled to "appraisal rights" pursuant to Nevada law, copies of all written appraisal notices and forms sent by Reality to the shareholders of Reality as required by Nevada law;

      2.3.7 Such other documents and instruments as Arabian Recab's counsel may deem to be necessary or advisable to effect the transactions contemplated by this Agreement.

2.4 Schedule 14C. Upon Execution of this Agreement, Reality shall prepare and file with the SEC a Schedule 14C to disclose to shareholder approval of the following:

      (1) Reality 's authority to enter into, consummate, and take all action necessary and proper to effect this Agreement;

      (2) A reverse split of the issued and outstanding Reality common stock (the Reverse Split") such that the pre-Merger Reality shareholders shall retain a post Merger, post Reverse Split ownership interest of not less than two percent (2%) of the merged entity immediately following the time at which the Reverse Split becomes effective.

2.5 Board of Directors. The parties hereto agree that Steve Careaga, the current director of Reality , Inc., shall retain a seat on the board of Directors of the merged entity for a period of not less than the time between the Effective Time and the next election of the board of directors of the merger entity. Any change to the composition of the board of directors shall require the mutual agreement of both parties.


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3. REPRESENTATIONS AND WARRANTIES OF ARABIAN RECAB.

Arabian Recab represents and warrants to Reality that the statements contained in this Section 3 are correct and complete as of the date of this Agreement in all material respects.

3.1 Organization of Arabian Recab. Arabian Recab is Saudi Arabia duly organized, validly existing, and in good standing under the laws of the Saudi Arabia. Arabian Recab has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Arabian Recab is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect upon it. As used in this Agreement, the term "Material Adverse Effect" with respect to any party, shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.

3.2 Authorization. Subject to the approval of its shareholders, Arabian Recab has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and Arabian Recab Closing Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes, and Arabian Recab Closing Documents will constitute, valid and legally binding obligations of Arabian Recab, enforceable in accordance with their respective terms and conditions.

3.3 Noncontravention. Neither the execution and the delivery of this Agreement or Arabian Recab Closing Documents, nor the consummation of the transactions contemplated hereby or thereby by Arabian Recab, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Arabian Recab is subject or any provision of its articles of incorporation or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Arabian Recab is a party or by which it is bound or to which any of its assets is subject. Arabian Recab does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

3.4 Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

3.5 Capitalization. The authorized capital and ownership rights (previously defined as the "Recab Rights") of Arabian Recab Inc., at the Closing Date, shall consist of 47,200,000 Recab Rights. All Recab Rights of Arabian Recab have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding Recab Rights (and options to purchase such Recab Rights) and other outstanding securities of Arabian Recab have been duly and validly issued in compliance with the laws of Saudi Arabia. Except as set forth on Schedule 3.5 there are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any Recab Rights, ownership interests or other securities of Arabian Recab, and there are no dividends (or similar rights) which have accrued or been declared but are unpaid on the ownership rights of Arabian Recab. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Arabian Recab. Recab Rights are duly authorized and validly issued, fully paid and nonassessable. Recab Rights are not subject to any preemptive rights or other similar restrictions.


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3.6 Tax Treatment. As of the date of this Agreement, Arabian Recab has no reason
to  believe  that  the  Merger,   in  its  entirety,   will  not  qualify  as  a
"reorganization" within the meaning of Section 368(a) of the Code.

3.7 Noncontravention. Neither the execution and the delivery of this Agreement or the Arabian Recab Closing Documents, nor the consummation of the transactions contemplated hereby or thereby, by Arabian Recab will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Arabian Recab is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Arabian Recab is a party or by which Arabian Recab is bound or to which Arabian Recab is subject. Arabian Recab does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

3.8 Financial Statements and Financial Condition. Each of the financial statements (the "Financial Statements") submitted in connection with filing the post-Merger entities consolidated and audited financial statements to be included on a Form 8-K filed within 71 days following the filing of a Form 8-K disclosing this Agreement (such documents, to the extent necessary to comply with the Rules and Regulations of the SEC, deemed the "Reports") with the SEC shall be prepared from, and is in accordance with, the books and records of Arabian Recab, shall comply with all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and shall be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated results of operations and cash flows (and changes in financial position, if any) of Arabian Recab, as at the date(s) thereof or for the period(s) presented therein.

3.9 Absence of Material Change. Following the Closing Date and prior to the Effective Time, there have been no change in the business, operations, financial condition or liabilities of Arabian Recab as stated in the Reports that would result in a Material Adverse Effect on Arabian Recab.


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3.10 Litigation.  Except as provided in the Reports and Financial Statements, or otherwise disclosed to Reality prior to the Effective Time on Schedule 3.10, there shall have been actions, suits, claims, inquiries, proceedings or investigations before any court, tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or threatened against Arabian Recab which would reasonably be expected to result in any liabilities, including defense costs, in excess of $10,000 U.S. in the aggregate. Arabian Recab is not the named subject of any order, judgment or decree and is not in default with respect to any such order, judgment or decree.

3.11 Taxes and Tax Returns. Except as provided in the Reports and Financial Statements, or otherwise disclosed to Reality prior to the Effective Time, Arabian Recab has timely and correctly filed tax returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns) and all such returns were (at the time they were filed) correct in all material respects, and have paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever reflected on such Returns to be owed and which have become due and payable except for any that is being contested in good faith.

3.12 Compliance with Applicable Law.

      3.12.1 Arabian Recab holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its business and such Permits are in full force and effect, and Arabian Recab is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have, in the aggregate, a Material Adverse Effect on Arabian Recab.

      3.12.2 Arabian Recab is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have, in the aggregate, a Material Adverse Effect on Arabian Recab.

3.13 Contracts and Agreements. Arabian Recab is not a party to or bound by any commitment, contract, agreement or other instrument which limits the freedom of Arabian Recab to compete in any line of business or with any person, except to the extent disclosed on Schedule 3.13. Arabian Recab is not in default on any material contract, agreement or other instruments.

3.14 Affiliate Transactions.


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      3.14.1 Except as otherwise  disclosed on Schedule 3.14,  Arabian Recab has not engaged in, and is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Arabian Recab of $10,000 U.S. or more.

      3.14.2 For purposes of this Section 3.14, "Affiliated Person" means:

            (a) a director, executive officer or Controlling Person (as defined below) of Arabian Recab;

            (b) a spouse of a director, executive officer or Controlling Person of Arabian Recab;

            (c) a member of the immediate family of a director, executive officer, or Controlling Person of Arabian Recab who has the same home as such person;

            (d) any corporation or organization (other than Arabian Recab) of which a director, executive officer or Controlling Person of Arabian Recab is a chief executive officer, chief financial officer, or a person performing similar functions or is a Controlling Person of such other corporation or organization;

      (e) any trust or estate in which a director, executive officer, or Controlling Person of Arabian Recab or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity; and

      (f) for purposes of this Section 3.14, "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock or equity securities.

3.15 Limited Representations and Warranties. Except for the representations and warranties of Reality expressly set forth in Section 4, Arabian Recab has not relied upon any representation and warranty made by or on behalf of Reality in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

3.16 Disclosure. No representation or warranty made by a Arabian Recab contained in this Agreement, and no statement contained in the Schedules delivered by Arabian Recab hereunder, contains any untrue statement of a material fact or omits any material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it is made, not misleading.

3.17 Title to Property.

      3.17.1 Real Property. Arabian Recab does not own or lease, directly or indirectly, any real property, except as otherwise disclosed to Reality on
Schedule 3.17.1.


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      3.17.1  Environmental  Matters.  Arabian Recab does not have any financial liability under any environmental laws except as otherwise disclosed to Reality on Schedule 3.17.2.

3.19 Appraisal Rights. Arabian Recab agrees that, within forty-five (45) days following the Closing, it shall have has complied in full with any and all provisions of Saudi Arabia law relating to "appraisal rights".

4. REPRESENTATIONS AND WARRANTIES OF REALITY

Reality hereby represents and warrants to Arabian Recab that the statements contained in this Section 4 are correct and complete as of the date of this Agreement in all material respects.

4.1 Organization. Reality is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Reality has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Reality is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect upon it.

4.2 Authorization of Transaction. Reality has full power and authority to execute and deliver this Agreement and the Reality Closing Documents and to perform all obligations hereunder and thereunder. This Agreement constitutes, and the Reality Closing Documents will constitute, the valid and legally binding obligation of Reality enforceable in accordance with their respective terms and conditions.

4.3 Capitalization. The authorized capital stock of Reality consists of 500,000,000 shares of common stock, $.001 par value, of which approximately zero shares are issued and outstanding, and 100,000,000 shares of preferred stock, $.001 par value, of which approximately 350,000,000 shares of common stock are issued outstanding and zero (0) shares of preferred stock currently designated are issued and outstanding. All issued and outstanding shares of Reality stock have been duly authorized and validly issued, and are fully paid and nonassessable. To the extent necessary to consummate the post-Merger capitalization as determined by the parties hereto, Reality shall obtain requisite shareholder approval of it shareholders as part of the Reality Shareholders approval of the merger. All of the outstanding shares of common stock (and options to purchase common stock) and other outstanding securities of Reality have been duly and validly issued in compliance with federal and state securities laws. With the exception of the convertible debentures executed by Reality , copies of which have been provided to Arabian Recab, there are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of Reality , and there are no dividends which have accrued or been declared but are unpaid on the capital stock of Reality . There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Reality . The Reality Shares are duly authorized and validly issued, fully paid and nonassessable. The Reality Shares are not subject to any preemptive rights or other similar restrictions.


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

4.4 Subsidiaries. Except for the Acquisition Sub created in connection with this Agreement, and Genesis Acquisition Sub, through which Reality retains a pending 5% interest in Genesis Electronics, Inc., a Delaware corporation, and which transaction is required in order to effect this Agreement, Reality does not own, directly or indirectly, any capital stock or other equity interest in any corporation, partnership or other entity.

4.5 Noncontravention. Neither the execution and the delivery of this Agreement or the Reality Closing Documents, nor the consummation of the transactions contemplated hereby or thereby, by Reality will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Reality is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Reality is a party or by which Reality is bound. Reality does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

4.6 Financial Statements and Financial Condition. Each of the financial statements (the "Financial Statements") included in the reports (the "Reports") filed with the SEC has been prepared from, and is in accordance with, the books and records of Reality , currently complies with all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated results of operations and cash flows (and changes in financial position, if any) of Reality , as at the date(s) thereof or for the period(s) presented therein.

4.7 Absence of Material Change. As of the Execution Date, there has been no change in the business, operations, financial condition or liabilities of Reality as stated in the Financial Statements that would result in a Material Adverse Effect on Reality .

4.8 Litigation. Except as provided in the Reports and Financial Statements, or otherwise disclosed to Arabian Recab on Schedule 4.8 prior to the Execution Date, there are no actions, suits, claims, inquiries, proceedings or investigations before any court, tribunal, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or threatened against Reality which would reasonably be expected to result in any liabilities, including defense costs, in excess of $10,000 U.S. in the aggregate. Reality is not the named subject of any order, judgment or decree and is not in default with respect to any such order, judgment or decree.

4.9 Taxes and Tax Returns. Except as provided in the Reports and Financial Statements, or otherwise disclosed to Arabian Recab on Schedule 4.9 prior to the Execution Date, Reality has timely and correctly filed tax returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns) and all such returns were (at the time they were filed) correct in all material respects, and have paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever reflected on such Returns to be owed and which have become due and payable except for any that is being contested in good faith. Any unpaid U.S. Federal income taxes, interest and penalties of Reality do not exceed $5,000 U.S. in the aggregate.

4.10 Employees. Reality has one (1) employee, Mr. Steve Careaga, Chief Executive Officer.

4.11 Compliance with Applicable Law. Reality affirms that:

      4.11.1 Reality holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of its business and such Permits are in full force and effect, and Reality is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have, in the aggregate, a Material Adverse Effect on Reality .

      4.11.2 Reality is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have, in the aggregate, a Material Adverse Effect on Reality .

4.12 Contracts and Agreements. Reality is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Reality of more than $10,000 U.S., (ii) Reality is not a party to or bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Reality , and (iii) no commitment, contract, agreement or other instrument, other than charter documents, to which Reality is a party or by which Reality is bound, limits the freedom of Reality to compete in any line of business or with any person. Reality is not in default on any contract, agreement or other instruments.

4.13 Affiliate Transactions.

      4.13.1 Except as otherwise disclosed on Schedule 4.13, Reality has not engaged in, and is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Reality of $10,000 U.S. or more.

      4.13.2 For purposes of this Section 4.13, "Affiliated Person" means:

            (a) a director, executive officer or Controlling Person (as defined below) of Reality ;

            (b) a spouse of a director, executive officer or Controlling Person of Reality ;

            (c) a member of the immediate family of a director, executive officer, or Controlling Person of Reality who has the same home as such person;

            (d) any corporation or organization (other than Reality ) of which a director, executive officer or Controlling Person of Reality is a chief executive officer, chief financial officer, or a person performing similar functions or is a Controlling Person of such other corporation or organization;

            (e) any trust or estate in which a director, executive officer, or Controlling Person of Reality or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity; and

            (f) for purposes of this Section 4.13, "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock or equity securities.

4.14 Limited Representations and Warranties. Except for the representations and warranties of Arabian Recab expressly set forth in Section 3, Reality has not relied upon any representation and warranty made by or on behalf of Arabian Recab in making its determination to enter into this Agreement and consummate the transactions contemplated by this Agreement.

4.15 Disclosure. No statement contained in the Schedules delivered by Reality hereunder contains any untrue statement of a material fact or omits any material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it is made, not misleading.

4.16 Title to Property.

      4.16.1 Real Property. Reality does not own or lease, directly or indirectly, any real property.

      4.16.2  Environmental  Matters.   Reality  does  not  have  any  financial
liability under any environmental laws.

4.17 Personal Property. Reality does not own any personal property the current fair market value of which is more than $1,000 U.S. in the aggregate.

4.18 Intellectual Property. Reality does not own or lease, directly or indirectly, any Intellectual Property. "Intellectual Property", for purposes of this Agreement, shall mean: patents, patent applications, trademarks, trademark registrations, applications for trademark registration, trade names, service marks, registered Internet domain names, licenses and other agreements with respect to any of the foregoing to which Reality is licensor or licensee. In addition, there are no pending or threatened, claims against Reality by any person as to any of the Intellectual Property, or their use, or claims of infringement by Reality on the rights of any person and no valid basis exists for any such claims.

4.19 Insurance. Reality does not own, directly or indirectly, any insurance policies with respect to the business and assets of Reality .

4.20 Powers of Attorney. Reality does not have any powers of attorney outstanding other than those in the ordinary course of business with respect to routine matters.

4.21 Product Claims. No product or service liability claim is pending against Reality or against any other party with respect to the products or services of Reality .

4.22 SEC Reports and Financial Statements. Reality has filed with the SEC, and has heretofore made available to Arabian Recab, complete and correct copies of all forms, reports, schedules, statements and other documents required to be filed by Reality under the Securities Act, and the Exchange Act (as such documents have been amended or supplemented since the time of their filing) (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including without limitation, any financial statements or schedules included therein) (a) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Act and Exchange Act (as the case may be) and all applicable rules and regulations of the SEC promulgated thereunder. Each of the financial statements included in the SEC Reports has been prepared from, and is in accordance with, the books and records of Reality , complies with all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated results of operations and cash flows (and changes in financial position, if any) of Reality , as at the date(s) thereof or for the period(s) presented therein.

4.23 Appraisal Rights. Reality has complied and is in full compliance with any and all provisions of Nevada law relating to "appraisal rights".

5. COVENANTS OF THE PARTIES.

5.1 Conduct of the Business of Reality . During the period from the Closing Date, and the Effective Time, Reality will conduct its business and engage in transactions only in the ordinary course consistent with past practice. During such period, Reality will use its best efforts to (a) preserve its business organization intact, and (b) maintain its current status as a company whose shares are traded on the Over The Counter Bulletin Board. In addition, without limiting the generality of the foregoing, Reality agrees that from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Arabian Recab in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law, Reality will not:

      5.1.1 grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees consistent with past increases;

      5.1.2 guarantee the obligations of any person except in the ordinary course of business consistent with past practice;

      5.1.3 enter into or amend or terminate any long term (one year or more) contract (including real property leases);

      5.1.4 engage or participate in any material transaction or incur or sustain any material obligation otherwise than in the ordinary course of business;

      5.1.5 increase the number of employees;

      5.1.6 acquire any real property; or

      5.1.7 agree to do any of the foregoing.

5.2 No Solicitation and Liquidated Damages. During the period from the Closing Date, and the Effective Time, neither Reality nor any of its directors, officers, shareholders, representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any persons, entity or group other than Arabian Recab concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Reality . Reality will promptly communicate to Arabian Recab the identity of any interested or inquiring party, all relevant information surrounding the interest or inquiry, as well as the terms of any proposal that Reality may receive in respect of any such transaction. If this Agreement is terminated by Reality due to uncured breach of this Section 5.2, then Arabian Recab shall be entitled to Twenty-Five Thousand Dollars ($25,000) U.S. from Reality as liquidated damages. Such liquidated damages shall constitute full payment and the exclusive remedy for any damages suffered by Arabian Recab by reason of such breach and the terms of this Agreement. Reality and Arabian Recab agree that actual damages would be difficult to ascertain and that $25,000 U.S. is a fair and equitable amount to reimburse Arabian Recab for such damages and the termination of this Agreement.

5.3 Access to Properties and Records; Confidentiality.

      5.3.1 Reality shall permit Arabian Recab and its representatives reasonable access to its properties and shall disclose and make available to Arabian Recab all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of Reality , including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Arabian Recab may have a reasonable interest, in each case during normal business hours and upon reasonable notice. Reality shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      5.3.2 All information furnished by Reality to Arabian Recab or the representatives or affiliates of Arabian Recab pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of Reality until consummation of the Merger and if the Merger shall not occur Arabian Recab and its affiliates, agents and advisors shall upon written request return to Reality all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes for a period of two (2) years. The obligation to keep such information confidential shall not apply to (i) any information which (w) Arabian Recab can establish by evidence was already in its possession (subject to no obligation of confidentiality) prior to the disclosure thereof by Reality ; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by Arabian Recab or by the directors, officers, employees, agents or representatives of Arabian Recab; or (z) was disclosed to Arabian Recab, or to the directors, officers, employees or representatives of Arabian Recab, solely by a third party not bound by any obligation of confidentiality; or (ii) disclosure in accordance with the federal securities laws, a federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

5.4 Regulatory Matters.

      5.4.1 The parties will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, other regulatory authorities, or Arabian Recab's shareholders. Reality and Arabian Recab shall each have the right to review reasonably in advance all information relating to Reality or Arabian Recab, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

      5.4.2 Reality and Arabian Recab will promptly furnish each other with copies of written communications received by Reality or Arabian Recab or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated by this Agreement.

5.5 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

5.6 Public Announcements. Prior to the Effective Time, no party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement without the consent of the other parties or their designated representative, except as may be otherwise required by law.

5.7 Appraisal and Dissenters' Rights. Notwithstanding any other provision in this Agreement to the contrary, Arabian Recab agrees to be responsible for any and all payments required to be made by Reality to shareholders of Reality in connection with the "appraisal" and/or "dissenters" rights provided to Reality shareholders under Nevada law.

6. CONDITIONS PRECEDENT TO ARABIAN RECAB'S OBLIGATIONS.

The obligations of Arabian Recab to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Effective Time and may be waived only in writing by Arabian Recab:

6.1 Reality 's Covenants, Representations and Warranties. All the covenants, terms and conditions of this Agreement to be complied with or performed by Reality at or before the Effective Time shall have been complied with and performed in all respects. The representations and warranties made by Reality in this Agreement shall be complete and correct at and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time.

6.2 Delivery of Documents by Reality . Reality shall have duly executed and delivered, or caused to be executed and delivered this Agreement and the Reality Closing Documents.

6.3 Reality Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative votes of that amount of Reality 's outstanding capital stock necessary for the consummation of the Merger pursuant to Nevada law.

6.4 Other Approvals. All authorizations, consents, orders or approvals of any United States federal or state governmental agency necessary for the consummation of the Merger or the transactions contemplated by this Agreement (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

6.5 No Litigation. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

6.6 Current Liabilities of Reality . Reality 's liabilities shall not materially deviate from that reflected in its Form 10-KSB for the year ended September 30, 2004 nor from that reflected in its most recently filed Form 10-QSB filed prior to the Execution Date and/or most recently Financial Statement and the Reports.

6.7 Appraisal Rights. Reality shall have complied with any and all provisions of the Nevada General Business Law relating to "appraisal rights".

6.8 Absence of Material Change. There shall have been no change in the business, operations, financial condition or liabilities of Reality as stated in the Financial Statements that has had a Material Adverse Effect on Reality .

6.9  Certificate.  A  certificate  issued  by  the  Nevada  Secretary  of  State
indicating   that  Reality  is  qualified  and  in  good  standing  within  such jurisdiction shall have been delivered to Arabian Recab.

6.10 Due Diligence. Arabian Recab shall be satisfied with its due diligence review of Reality and all of Reality 's affiliated entities including, but not limited to, any subsidiaries, parents or brother or sister corporations of Reality .

6.11 Closing Schedules. Reality shall, along with and as part of the requisite Closing Documents, submit a schedule of outstanding liabilities to be satisfied in accordance with Arabian Recab's expectations as set forth in this Agreement prior to, and as a condition of, the closing.

7. CONDITIONS PRECEDENT TO REALITY 'S OBLIGATIONS.

The obligations of Reality to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions at or before the Effective Time and may be waived only in writing by Reality :

7.1 Arabian Recab's Covenants, Representations and Warranties. All the covenants, terms and conditions of this Agreement to be complied with or performed by Arabian Recab on or before the Effective Time shall have been complied with and performed in all respects. The representations and warranties made by Arabian Recab in this Agreement shall be complete and correct at and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time.

7.2 Delivery of Documents by Arabian Recab. Arabian Recab shall have duly executed and delivered, or caused to be executed and delivered, to Reality , or at its direction, this Agreement, Recab Rights and Arabian Recab Closing Documents.

7.3 Other Approvals. All authorizations, consents, orders or approvals of any United States federal or state governmental agency necessary for the consummation of the Merger or the transactions contemplated by this Agreement (other than such actions, approvals or filings which, pursuant to the terms of this Agreement, are to take place on or after the Closing) shall have been filed, occurred or been obtained.

7.4 Arabian Recab Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative votes of that amount of Arabian Recab's outstanding capital stock necessary for the consummation of the Merger pursuant to the Applicable Law.

7.5 No Litigation. No administrative investigation, action, suit or proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

7.6 Due Diligence. Reality shall be satisfied with its due diligence review of Arabian Recab and all of Arabian Recab's affiliated entities including, but not limited to, any subsidiaries, parents or brother or sister corporations of Arabian Recab.

8. TERMINATION.

8.1 Termination of Agreement. This Agreement shall terminate as follows:

      (a) at any time prior to the Effective Time by the mutual written agreement of all parties;

      (b) by Arabian Recab, in the event of a breach of any of the representations or warranties or covenants made by Reality in this Agreement that has not been cured within 30 days after notice of such breach as delivered to Reality by Arabian Recab;

      (c) by Reality in the event of any of the representations or warranties made by Arabian Recab in this Agreement that has not been cured within 30 days after notice of such breach as delivered to Arabian Recab by Reality ; or

      (d) by either Reality or Arabian Recab if the Effective shall have not occurred by October 22, 2005 (the "Upset Date") provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have been reached on or prior to such date.

9. MISCELLANEOUS.

9.1 Tax Treatment by the Parties. Unless otherwise required by law, the parties shall treat the Merger as a reorganization under Section 368 of the Code for all tax reporting purposes; furthermore, the parties shall not take, and have not taken, any action that is inconsistent with reorganization treatment under
Section 368 of the Code.

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties and their respective successors and assigns.

9.3 Successors and Assigns. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written consent of all other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

9.4 Notices. All notices, requests, demands, claims, consents and other communications required or permitted under this Agreement shall be in writing. Any notice, request, demand, claim, communication or consent under this Agreement shall be deemed duly given if (and shall be effective two business days after) it is sent by certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to Arabian Recab:

                                               Patrick Lochrie
                                               1314 E Las Olas Blvd #222
                                               Fort Lauderdale, FL 33301

                                               The Otto Law Group
      With a copy (which shallnot              601 Union Street, Suite 4500
      constitute notice) to:                   Seattle, WA  98101
                                               Attention:  David M. Otto

      If to Reality :                          Mr. Steve Careaga
                                               C.E.O.
                                               4916 Point Fosdick Dr., Suite 102
                                               Gig Harbor, WA 98335

      With a copy (which shall not             The Otto Law Group
      constitute notice) to:                   601 Union Street, Suite 4500
                                               Seattle, WA  98101
                                               Attention:  David M. Otto

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

9.6 Amendments and Waivers. This Agreement may be amended or waived only in a writing signed by the party against which enforcement of the amendment or waiver is sought.

9.7 Survival of Representations and Warranties. The representations and warranties set forth in Sections 3 and 4 of this Agreement shall survive the Effective Time and continue in full force and effect for a period of two years after the Effective Time.

9.8 Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of its remaining terms and provisions or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.9 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

9.11 Incorporation of Schedules. The Schedules referred to in and/or attached to this Agreement are incorporated in this Agreement by this reference.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same document. This Agreement may be executed by facsimile.

9.13 Entire Agreement. This Agreement (including the Schedules referred to in and/or attached to this Agreement), which constitutes the entire agreement among the parties, supersedes any prior understandings, agreements, or representations by or among the parties, written or oral to the extent they relate in any way to the subject matter of this Agreement, and may only be changed by a writing signed by both parties.


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

9.14. No Finders and Brokers. No agent, broker, person or firm acting on behalf of Reality or Arabian Recab under its authority is or will be entitled to any commission, broker, finder, or financial advisory fees from any of the parties hereto in connection with any of the transactions contemplated herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first listed above.

                                    Reality :

                                    REALITY WIRELESS NETWORKS, INC.:

                                    By: /s/ Steve Careaga
                                        ----------------------------------------
                                    Name: Steve Careaga
                                    Title: Chief Executive Officer

                                    Arabian Recab:

                                    ARABIAN RECAB, LLC

                                    By: /s/ Patrick Lochrie
                                        ----------------------------------------
                                    Name: Patrick Lochrie
                                    Title: President and Chief Executive Officer

                                    ACQUISITION SUB:

                                    REALITY ACQUISITION, INC.

                                    By: /s/ Steve Careaga
                                        ----------------------------------------
                                    Name: Steve Careaga
                                    Title: President and Secretary

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